November 30, 2000

USCI, Inc.
5555 Triangle Parkway
Norcross, Georgia 30091

Re: Form S-1 Registration Statement

Gentlemen:

     You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of USCI, Inc.. (the "Company") covered by a Form S-1 Registration Statement, as amended through the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

  Up to 5,298,156 shares of common stock, $.0001 par value (the "Shares"), which may be offered by certain Selling Shareholders named in the Registration Statement (the "Shares").

     In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

     Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                                              Sincerely,

                                                              VANDERKAM & SANDERS

                                                              /s/ Vanderkam & Sanders